Exhibit 10.6
Black Hills Corporation
Short- Term Incentive Plan for Officers
Award Agreement
(Effective for Plan Years Beginning on or after January 1, 2016)

Black Hills Corporation
Short-Term Incentive Plan for Officers
Award Agreement
(Effective for Plan Years Beginning on or after January 1, 2016)

You have been selected to be a participant in the Black Hills Corporation Short-Term Incentive
Plan (the “STIP”). The STIP is granted under the Cash-Based Awards provisions of the Black Hills Corporation 2015 Omnibus Incentive Plan (the “Plan”).

Target STIP Award: ______ percent of base salary

Performance Period: January 1, _____ to December 31, _____

Performance Measure: Earnings Per Share (“EPS”).

THIS AGREEMENT (the “Agreement”) effective ________________, represents the award opportunity under the STIP provided by Black Hills Corporation, a South Dakota corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing the award. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.

All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

Article 1. Effective Date and Purpose of Plan

The Performance Period commences on January 1, ____ and ends on December 31, _____.

Article 2. Definitions

Unless the context otherwise specifically requires, the following words as used herein shall have the following meanings:

"BASE SALARY" shall mean the annual base salary in effect for a Participant at the end of a plan year, including any compensation reduction under a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, under a flexible benefit program under Section 125 of the Internal Revenue Code, or under the Black Hills Corporation Nonqualified Deferred Compensation Plan, but not including any amounts paid to the Participant as overtime, bonus, commission or incentive compensation, nor reimbursements and expense allowances, fringe benefits, moving expenses, nonqualified deferred compensation, or welfare benefits.

"BOARD" means the Board of Directors of the Company.

"COMMITTEE" shall mean the Compensation Committee of the Board.

"COMPANY" shall mean Black Hills Corporation, a South Dakota corporation with principal offices in the state of South Dakota.

"EMPLOYEE" shall mean any person who is in the regular full-time employment of the Company or a Subsidiary, as determined by the personnel rules and practices of the Company or a Subsidiary. The term does not include persons who are retained by the Company or a Subsidiary solely as consultants.

"INCENTIVE AWARD" shall mean the incentive compensation to be awarded to a Participant as determined under Article 5.

"PARTICIPANTS" shall mean those eligible employees elected to participate in the Plan under Article 3 below.

"PLAN" means the 2015 Omnibus Incentive Plan.

"PLAN YEAR" shall mean the 12 months beginning on January 1 and ending on the following December 31.

"SUBSIDIARY" shall mean any business organization in which Company, directly or indirectly, owns a majority of its voting power or voting equity securities or equity interest.

Article 3. Eligibility and Participants

Employees eligible to participate in this Plan shall be the officers of the Company or a Subsidiary as designated by the Committee.

Article 4. Administration of the Plan

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time by the Board, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, in its sole discretion, all of which shall be binding upon the Participant.

Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

Article 5. Target Incentive Award and Performance Measures

Participant was assigned a target incentive award determined as a percent of a Participant's Base Salary. Participant shall have the opportunity to earn various percentages of the target incentive award. The percentage of the target incentive award to be earned by the Participant shall be determined by the application of objective performance measurements determined by the Committee, such as earnings per share. The application of the Participant's target incentive award to actual performance results creates the actual award for each Participant ("Incentive Award"). Attached hereto as Attachment 1, is the performance measures to be used for the ____ Plan Year.

Article 6. Termination Provisions

Except as provided below in this Article 6 and in Article 7, a Participant shall be eligible for payment of the Incentive Award, as determined in Article 5, only if the Participant’s employment with the Company or a Subsidiary continues through the date of payment.

If Participant Retires, suffers a Disability, or dies during the Performance Period, the Participant (or the Participant’s estate) shall be entitled to that proportion of the Incentive Award as such Participant is entitled to under Article 5 for such Performance Period that the number of full months of participation during the Performance Period bears to the total number of months in the Performance Period. The form and timing of the payment of such Performance Shares shall be as set forth in Article 9.

“Retirement” or “Retires” means a Separation from service by a Participant on or after (i) attaining the age of 55 with at least 5 years of service, or (ii) attaining the age of 65.

“Separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) during the Performance Period other than (i) due to Retirement, Disability, or Death, or (ii) following a Change in Control shall require forfeiture of this entire award, with no payment to the Participant.

Article 7. Change in Control

Notwithstanding anything herein to the contrary, in the event of a Change in Control, the Participant shall be entitled to that proportion target incentive award as such Participant is entitled to under Article 5 for such Performance Period that the number of full months of participation during the Performance Period (as of the effective date of the Change in Control) bears to the total number of months in the Performance Period.

"Change in Control" of the Company shall be deemed to have occurred (as of a particular day, as specified by the Board) upon the occurrence of any of the following events:

(a)
The acquisition in a transaction or series of transactions by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Company; provided, however, that for purposes of this Agreement, the following acquisitions will not constitute a Change in Control: (A) any acquisition by the Company; (B) any acquisition of common stock of the Company by an underwriter holding securities of the Company in connection with a public offering thereof; and (C) any acquisition by any Person pursuant to a transaction which complies with subsections (c) (i), (ii) and (iii);

(b)
Individuals who, as of December 31, 2014 are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a‑11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c)
Consummation, following shareholder approval, of a reorganization, merger, or consolidation of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (each a “Business Combination”), unless, in each case, immediately following such Business Combination, all of the following have occurred: (i) all or substantially all of the individuals and entities who were beneficial owners of shares of the common stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more that fifty percent (50%) of the combined voting power of the then outstanding shares of the entity resulting from the Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries)(the “Successor Entity”); (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust, of the Company or such Successor Entity) owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Successor Entity, except to the extent that such ownership existed prior to such Business Combination; and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; or

(d)
Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with subsections (c) (i), (ii), and (iii) above.

(e)
A Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock as a result of the acquisition of common stock by the Company which, by reducing the number of shares of common stock then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock by the Company, and after such stock acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock which increases the percentage of the then outstanding common stock Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(f)
A Change in Control shall not be deemed to occur unless and until all regulatory approvals required in order to effectuate a Change in Control of the Company have been obtained and the transaction constituting the Change in Control has been consummated.

Notwithstanding the above provisions of this definition, to the extent that any payment under the Agreement due to a Change in Control is subject to Code Section 409A for deferred compensation, then the term “Change in Control” shall be construed in a manner that is consistent with Code Section 409A (a) (2)(A)(v), but only to the extent inconsistent with the above provisions as determined by the Board.

Article 8. Forfeiture and Repayment

(a)
In the event the Participant incurs a separation from service for a reason other than those described in Article 6 herein during the Performance Period this entire award will be forfeited, unless the separation from service follows a Change in Control.

(b)
Without limiting the generality of Article 8(a), the Company reserves the right to cancel the Incentive Award awarded hereunder, whether or not earned, and require the Participant to repay all income or gains previously realized in respect of such Incentive Award, in the event of the occurrence of any of the following events:

(i)	termination of Participant’s employment for Cause;

(ii)
within one year following any termination of Participant’s employment, the Board determines that the Participant engaged in conduct before the Participant’s termination date that would have constituted the basis for a termination of employment for Cause;

(iii)	at any time during the Participant’s employment or the twelve month period immediately following any termination of employment, Participant:

(x)
publicly disparages the Company, any of its affiliates or any of its or their officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests or reputation of the Company, any of its affiliates or such individuals; or

(y)	violates in any material respect any policy or any code of ethics or standard of behavior or conduct generally applicable to Participant, including the Code of Conduct; or

(iv)
Participant engages in any fraudulent, illegal or other misconduct involving the Company or any of its affiliates, including but not limited to any breach of fiduciary duty, breach of a duty of loyalty, or interference with contract or business expectancy.

(c)
If the Board determines that the Participant’s conduct, activities or circumstances constitute events described in Article 8(b), in addition to any other remedies the Company has available to it, the Company may in its sole discretion:

(i)	cancel any Incentive Award, whether or not issued; and/or

(ii)
require the Participant to repay an amount equal to all income or gain realized in respect of all such Incentive Award. The amount of repayment shall include, without limitation, amounts received in connection with the delivery or sale of Shares of such Incentive Award or cash paid in respect of any Incentive Award.

There shall be no forfeiture or repayment under Article 8(b) following a Change-in-Control.

(d)
The Board, in its discretion, shall determine whether a Participant’s conduct, activities or circumstances constitute events described in Article 8(b) and whether and to what extent the Incentive Award shall be forfeited by Participant and/or a Participant shall be required to repay an amount pursuant to Article 8(c). The Board shall have the authority to suspend the payment, delivery or settlement of all or any portion of such Participant’s outstanding Incentive Award pending an investigation of a bona fide dispute regarding Participant’s eligibility to receive a payment under the terms of this Agreement as determined by the Board in good faith.

(e)	For purposes of applying this provision:

(i)	“Cause” means any of the following:

(u)	a Participant’s violation of his or her material duties to the Company or any of its affiliates, which continues after written notice from the Company or any affiliate to cure such violation;

(v)	Participant’s willful failure to follow the lawful written directives of the Board in any material respect;

(w)
Participant’s willful misconduct in connection with the performance of any of his or her duties, including but not limited to falsifying or attempting to falsify documents, books or records of the Company or any of its affiliates, making or delivering a false representation, statement or certification of compliance to the Company, misappropriating or attempting to misappropriate funds or other property of the Company or any of its affiliates, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or any of its affiliates;

(x)
Participant’s breach of any material provisions of this Agreement or any other non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by Participant with the Company or any of its affiliates;

(y)
conviction (or plea of nolo contendere) of the Participant of any felony, or a misdemeanor involving false statement, in connection with conduct involving the Company or any of its subsidiaries or affiliates; or

(z)	intentional engagement in any activity which would constitute or cause a breach of duty of loyalty, or any fiduciary duty to the Company or any of its subsidiaries or affiliates.

(ii)
“Code of Conduct” means any code of ethics or code of conduct now or hereafter adopted by the Company or any of its affiliates, including to the extent applicable the Company’s Employee Conduct and Disclosure Policy, as amended or supplemented from time to time, and the Company’s or subsidiary Risk Management Policies and Procedures, as amended, supplemented or replaced from time to time.

(f)
Participant agrees that the provisions of this Article 8 are entered into in consideration of, and as a material inducement to, the agreements by the Company herein as well as an inducement for the Company to enter into this Agreement, and that, but for Participant’s agreement to the provisions of this Article 8, the Company would not have entered into this Agreement.

Article 9. Payment of Incentive Award

The Incentive Award shall be paid to the Participant in the form of 50 percent cash and 50 percent common stock of the Company after required tax withholding. Participants who have stock ownership guidelines in place and have met the guidelines established may elect to receive the payment 100 percent cash after required tax withholding.

Stock utilized for any Incentive Award will be from shares authorized under the Plan. The value of stock to be included in any Incentive Award shall be determined by reference to the closing price of such stock on the New York Stock Exchange on the last trading day on which such shares were traded preceding the date the Incentive Awards are paid.

Article 10. Powers of Board of Directors

The Board of Directors may suspend or terminate the Plan, in whole or in part, at any time, or may, from time to time, amend the Plan in such respects as the Board may deem advisable, provided that no such amendment shall withdraw the administration and interpretation of the Plan from the Committee.

Article 11. Assignability

No right to receive payments under this Agreement shall be subject to voluntary or involuntary alienation, assignment or transfer.

Article 12. No Contract of Employment

Neither the action taken by the Company in establishing the Plan or any action taken by it or by the Committee under the provisions hereof or any provision of the Plan shall be construed as giving to any Participant the right to be retained in the employment of the Company.

Article 13. Right to Incentive Award

Notwithstanding anything contained herein, no Participant shall have any right to receive any Incentive Award until the Committee determines the amount of the Incentive Award, which determination is to be made in January of each Plan Year based on the application of the target incentives and performance measures to the preceding year and no Participant shall be considered to have earned any portion of any Incentive Award until determination by the Committee. The Committee reserves the right in its sole discretion to not grant any Incentive Award whether or not any Participant has met target incentive and performance measures; provided, that in the event of a Change in Control, a Participant's Incentive Award shall be determined as of the date of the Change in Control and shall be paid 30 days after the day of the Change in Control.

Article 14. Governing Law

This agreement shall be governed by and construed in accordance with the laws of the State of South Dakota.

Article 15. No Tax Qualified or ERISA Plan

This is not intended to be a tax qualified plan nor a plan for the purposes of ERISA.

The following parties have caused this Agreement to be executed effective as of January 1, ____.

Black Hills Corporation

By: _______________________

___________________________
Participant

___________________________
Date